Exhibit 23

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statements of L-3 Communications Holdings, Inc. and subsidiaries on Forms S-8 (File Nos. 333-59281, 333-64389, 333-78317, 333-64300 and 333-103752) and on Forms S-3 (File Nos. 333-75558, 333-84826 and 333-99693) of our report dated March 29, 2004 on our audits of the financial statements of the L-3 Communications Corporation Employee Stock Purchase Plan as of December 31, 2003 and 2002, which report is included in this Annual Report on Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 29, 2004